INDIANA ENERGY
                      2000 Earnings Guidance
                    Moderator: Jeff Whiteside
                        November 22, 1999
                          11:15 a.m. EST


Jeff Whiteside: Thank you and good morning. As the operator mentioned I'm Jeff Whiteside, and we're pleased that you could join the Indiana Energy Teleconference this morning. We have concluded our quiet period and now we are in a position to provide you comments on Fiscal Year 2000.

On October 29, 1999, we released our Fourth Quarter 1999 summary financial information. If needed, copies may be obtained immediately by calling 1-800-366-9831.

Joining me on behalf of Indiana Energy this morning are Niel Ellerbrook, President and CEO, and Carl Chapman, Senior Vice President and CFO. Niel will provide a general update regarding our announced merger with SIGCORP to form Vectren Corporation, as well as information regarding Indiana Energy's efforts to achieve its previously announced growth strategy. Following Niel, Carl will provide information regarding Fiscal Year 2000.

Also joining us today are Jerry Benkert, Vice President and Controller; Ron Christian, Vice President and General Counsel;
and Steve Schein, Vice President and Treasurer.

As usual, we will allow time at the conclusion of our remarks for questions and answers.

Today, we're going to be discussing certain subjects, including subjects pertaining to our growth strategy that may contain forward-looking statements. I would caution you that actual results could differ materially from those that we will be projecting in our discussions. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that's provided to you is readily available in our report on Form 8-K, filed with the Securities and Exchange Commission on August 11, 1997, and was most recently restated in our report on Form 10-Q, filed with the Securities and Exchange Commission on August 12, 1999. If you'd like copies, please contact me after the teleconference.

And with that, I will ask Niel to begin his remarks.
Niel Ellerbrook: Thanks Jeff, and good morning.

As Jeff mentioned, we have ended the quiet period, and I did want to take a few minutes to brief you regarding further progress that has occurred relating to the Vectren transaction since our last teleconference on November 1, 1999.

The Indiana Energy and SIGCORP joint proxy statement/prospectus was mailed last week to both companies' shareholders of record as of October 25th. Separate shareholder meetings are set for December 17th, in Indianapolis and Evansville.

Regarding pending regulatory proceedings, I would first like to remind you that closing the Vectren transaction does not require Indiana Utility Regulatory Commission approval. Notwithstanding this, together with SIGCORP, we concluded that it was sensible to provide the IURC with a forum to review and consider the effect of the merger on Indiana Gas Company and Southern Indiana Gas and Electric Company, which is SIGCORP's public utility subsidiary. Currently, we have pending before the IURC a request to conduct an investigation regarding the merger, and for approval to defer and amortize merger-related costs.

We continue to be engaged in discussions with the Indiana Office of Utility Consumer Counselor in an effort to resolve the case
outside of the litigation process.   As a result, we recently
agreed with the OUCC to extend the hearing date by about a month to afford additional time for discussions. We are very focused in our efforts to reach an accord that would resolve this case outside of the litigation process. If litigation is required, the OUCC and intervenors will have to file their cases in early December, and the hearing will occur in mid-January.

While IURC approval is not required, FERC approval is required. In mid-August, Indiana Energy, SIGECO and Vectren filed an application with the FERC for approval of the merger. Two parties the OUCC and the City of Huntingburg, a SIGECO wholesale electric customer-filed protests in response to the application. We continue to believe that the matters raised in the protests are not properly considered in a merger proceeding, and have no merit.

In our case, we expect the FERC will adhere to its informal policy by issuing a decision on the merger application within approximately 150 days of the filing of the application. Recent action by the FERC demonstrating this policy are the decisions in the Consolidated Natural/Dominion Resources and Illinova/Dynegy merger cases, where the FERC ruled in 155 and 109 days, respectively. Applying the FERC's policy to our case, we anticipate receiving a decision by mid-January.

Finally, regarding our Hart-Scott-Rodino Act notification to the Department of Justice and the Federal Trade Commission, we have essentially completed the gathering of all of the information necessary for our response to the DOJ's "second request". By the middle of this week, we will be in position to certify our compliance with that request. The effect of that action is that 20 days after certification, the merger can go forward, unless prior to that time we agree to extend the deadline to afford the DOJ additional time to consider the information we submitted, or the DOJ obtains an injunction to prevent the merger. As a practical matter, HSR reviews of this type often track the timing of the FERC's decision on the merger, which, as I mentioned a moment ago, is expected to be received by the middle of January.

We have previously certified to the DOJ that we have produced all of the information called for by the Civil Investigative Demand, or CID on ProLiance. At this time, we believe the information submitted clearly demonstrates a highly competitive marketplace. We are optimistic that the ProLiance matter can be brought to closure at the DOJ in about the same time frame as the HSR review relating to Vectren.

We intend to make a filing this week with the SEC on behalf of Vectren where we will ask that Vectren be determined to be an exempt holding company for purposes of the Public Utility Holding Company Act. Based upon our understanding of recent SEC action in this area, we do not anticipate any issues in this proceeding.

While we continue to work diligently toward closing during the first calendar quarter of 2000 and believe that this is a very realistic goal, we also remain committed to effectively managing Indiana Energy. As we have consistently stated, we remain focused on our average annual EPS growth rate of 10%. Recall that we introduced this goal to you in 1997, using an EPS base range of $1.31 - $1.35. I believe at the conclusion of our conference today you will conclude that Indiana Energy is well positioned to achieve 2000 EPS of $1.75 - $1.79, which would put us right on target. Of course, this assumes normal weather and our realization of anticipated performance, particularly at our non-regulated entities.

Let me also comment briefly that we are focused on maintaining our historical policy of above average dividend growth. While I anticipate our payout as a percentage of consolidated earnings coming down as non-regulated earnings grow, and we would expect to continue to grow the dividend at a rate faster than our peers. And, although it will obviously be subject to approval by the Vectren board, I would expect that bringing two companies together with outstanding dividend growth histories will likely result in a similar policy going forward.

As I have said before, our merger with SIGCORP is a critical step for both of us in combining two financially strong companies into one with an exciting future. The similar growth and income strategies of both companies coupled with the anticipated merger savings provide ample opportunities and greater assurance for our announced Vectren 10% growth strategy going forward. As you probably know, our joint proxy statement outlines the possible incremental earnings growth of combining the two companies. We continue to believe that the $200 million in net synergies over 10 years when combining the two companies is an attainable target as well. The creation of long-term shareholder value was the reason for announcing this transaction and will continue to be our focus going forward.

Now, I would like to ask Carl to comment on Fiscal Year 2000.

Carl Chapman: Thanks, Niel.

As we move forward into Fiscal 2000 and the merger becomes more imminent, we realize you will be increasingly interested in the expected results for Vectren. However, we felt it was important that you understand our expectations for Indiana Energy on a stand-alone basis.

As Niel indicated, we remain on target with the achievement of our growth strategy. In 1997, we announced a 10 percent average annual EPS growth strategy starting with a base range of $1.31 to $1.35 per share. Since weather probably cost us as much as 35 cents per share, 1999 earnings per share of a $1.40 represented a strong performance for us. On a weather-adjusted basis, we believe we met that growth objective, even when excluding 1999 non-recurring items.

I believe $1.75 to $1.79 is a reasonable expectation for Indiana Energy in 2000 given normal weather. To date we have experienced slightly warmer than normal weather for the first two months of the fiscal year. However, the financial impact of this warmer weather is difficult to quantify with these being shoulder months and the uncertainty of future weather. Let me briefly discuss what we may see in 2000 for Indiana Gas and IEI Investments.

Weather, as I said, had a dramatic impact on 1999 earnings. With the return to more normal weather and with Indiana Gas continuing to experience strong customer growth at about 2.5 percent, we should see gross margin increase by 8 to 9 percent over 1999.
You may recall, there were some non-recurring unaccounted-for and native gas items in 1999 that keeps this increase from being larger.

Operations and maintenance expenses should be 3-4% below 1999 levels as we continue to aggressively manage our costs. Depreciation and amortization will likely increase by 8-9 percent as a result of our technology investments last year and additions to plant. Capital expenditures should be about $60 million, which will allow us to keep pace with the above average growth within our service territory. Taxes other than income, comprised of property taxes and gross receipt taxes, will increase approximately 13 percent as a function of additional physical plant and increased sales from customer growth and the assumption of normal weather.

Regarding interest expense, we should average about $220 million in long-term debt. It's possible that level could change slightly depending on the use of short-term financing, but I believe it is a reasonable estimate. Short-term borrowings will likely average around $30 to $35 million, peaking in the winter months. We would expect interest expense to be around $19 million given increased debt outstanding and current market rates.

With our tax-advantaged investments, which I will discuss in a moment, we anticipate a lower effective tax rate of about 28 to 29 percent for 2000.

For IEI Investments, I anticipate a $10 - $10.5 million or 35-cent contribution to net income of which, approximately $8 million will be reflected as earnings of unconsolidated affiliates. While these earnings are 50 plus percent increase over 1999 results, I hope that the following comments will help you understand why we are reasonably confident in our expectations.

First, our joint ventures continue to provide excellent returns. While our 2000 expectations nearly mirror 1999 for ProLiance,
that level would still be an excellent result.    I believe 1999
was a banner year for ProLiance, which had profits 25 percent higher than 1998 while continuing to expand its footprint in the competitive energy market. As a result, it is a difficult comparison period because pricing volatility allowed substantial profits to be realized from our storage hedging strategy. The high prices throughout the summer of 1999, although not causing any losses due to our hedging, also will not likely allow similar profits in 2000. However, the continued growth in the business should replace those earnings, allowing ProLiance to match its record 1999 profits.

Niel has already updated you regarding the ProLiance CID. On the litigation front, there has not been any recent development relating to ProLiance. As you will recall, on April 22 of this year, the Indiana Supreme Court unanimously accepted our transfer of the ProLiance appeal after hearing oral argument the prior day. By accepting transfer, the Court of Appeals' decision that reversed the favorable IURC Order was vacated. We believe the acceptance of transfer was very significant. As we have previously discussed, assuming the Court finds that alternative regulation was not required, it seems unlikely that it will disturb the IURC's decision that the agreements are in the public interest. Recall that there are some remaining issues still to be considered by the IURC in a consolidated GCA proceeding involving Indiana Gas and Citizens Gas. We have previously discussed those issues with you. No schedule has been set for that proceeding, and it would seem likely that absent a resolution of those issues outside of the litigation process, the proceeding will not start until after the Supreme Court renders its decision. While there can be no assurance on how the Court will rule, it is easy to see why we are guardedly optimistic that we will receive a good decision from the Court.

Even though we are guardedly optimistic about the decision to be issued by the Court, we are engaged in a dialogue with interested parties in an effort to find common ground to bring all open ProLiance issues to closure. Obviously, our goal is to reach an outcome that is sensible for both customers and shareholders. We are committed to this dialogue and will continue to work toward the achievement of our goal.

Energy Systems Group is succeeding in providing performance contracting to public school systems, hospitals and large institutions in a seven-state area. Recall that more than $60 million of contracts were awarded to ESG in late 1998 and through 1999, including the $27 million, two-year project by the Veteran's Administration Mid-South Health Care Network for work to begin in 2000. This should allow ESG's contribution to net income to increase nicely over the prior year.

Reliant Services continues to grow its business by providing underground facilities locating, construction services and meter reading services, which it recently added to its offerings. Reliant began operations in May 1999 and has been profitable from its inception. It has now grown to 200 employees and serves 14 telecommunication and utility customers in Indiana, Ohio and Kentucky.

As you know, IEI Investments committed to invest $10 million in Haddington Energy Partners, and $2 million has been invested to date. In addition to Haddington's initial investment in a gas storage project in Lodi, California, we expect additional investments consistent with their plan to be announced in 2000. Importantly, although relatively small, Haddington is on pace to begin providing earnings in 2000 in accordance with our original expectations.

In addition to these joint ventures and other investments, we continue to expect superior results from our tax-advantaged investments. You may recall that Pace Carbon Synfuels produces synthetic fuel that is eligible for federal tax credits under
Section 29 of the Internal Revenue Code. While experiencing modest production in 1999, this year looks favorable based on the current ramped up production mode and project upgrades that are well underway. Full production of 600,000 tons per year per plant should be achieved by the end of the first calendar quarter.

IEI Investments also has six investments in various affordable housing projects. These investments have enabled us to provide affordable housing primarily in our service area, while obtaining tax credits under Section 42 of the Internal Revenue Code. Combined, Pace and the affordable housing projects should contribute earnings per share of 10 to 12 cents, although Pace does reduce equally in earnings, which is more than offset by its positive impact on taxes..

I would like to bring one other issue to your attention. In the first quarter of fiscal 2000, Indiana Energy will recognize lower earnings due to the change in ProLiance's net position on financial instruments held to hedge storage inventories. ProLiance's loss for the first quarter will be approximately 6 cents per share. Gains on the related storage inventories recognized in subsequent quarters will fully offset the losses that ProLiance incurred on financial instruments. While this is merely a timing issue since the related physical sale commitments are already in place, we wanted you to be aware of it as you do your quarterly estimates.

In closing, I also want to comment on how disappointed we are in the performance of our stock over the past several months. Although we recognize the so-called "merger doldrums" have an impact, we are hopeful that you will conclude that our expectations for a first calendar quarter merger closing are on target. Additionally, and very importantly the two companies have been working closely together over the last several months detailing combined future operations and we will be ready to begin implementing plans and harvesting merger benefits immediately after closing. We also hope that you will conclude that, given normal weather, Indiana Energy's growth plans are continuing to be implemented as predicted. While we recognize that there continues to be some uncertainty regarding ProLiance-related earnings, the current discount on our stock is remarkable. As an example, even if we retained only half of our share of ProLiance's earnings, which we believe to be a very conservative assumption, a typical P/E ratio of 15 applied to our current expectations would result in a per share price around $25. Of course we can provide no guarantees on how the stock will perform, but I did at least want to comment on what seems to be a classic market over reaction to some uncertainty.

As you hopefully can tell, we believe the year is shaping up quite nicely. Although there are obviously many challenges for us to manage, we should be well positioned to meet our earnings target. We will continue to aggressively manage Indiana Gas and IEI Investments, while diligently pursuing the close of the Vectren merger

With that I will stop and ask for questions.

Jeff Whiteside: As always we appreciate your time and your interest in Indiana Energy. We look forward to talking with you in the future and have a great holiday.